Exhibit 99.1

Ventas, Inc.	10350 Ormsby Park Place, Suite 300	Louisville, Kentucky 40223	(502) 357•9000	(502) 357•9001 Fax

Contacts:	Debra A. Cafaro
Chairman, President and CEO
or
Richard A. Schweinhart
Executive Vice President and CFO
(502) 357-9000

VENTAS REPORTS SECOND QUARTER NORMALIZED FFO PER COMMON SHARE RISES

23 PERCENT TO $0.70 AND FAD PER COMMON SHARE RISES 25 PERCENT TO $0.65;

Strategic Acquisition and Divestiture Activity Transforms Company;

Ventas Increases 2007 Normalized FFO Guidance to $2.60 to $2.67 Per Common Share

LOUISVILLE, KY (August 8, 2007) – Ventas, Inc. (NYSE: VTR) (“Ventas” or the “Company”) said today that second quarter 2007 normalized Funds from Operations (“FFO”) rose 38 percent to $82.1 million, compared with $59.5 million in the second quarter of 2006.

Normalized FFO per diluted common share in the second quarter of 2007 increased 23 percent to $0.70, from $0.57 per diluted common share for the comparable 2006 period. The increase is attributable to the Company’s acquisition program, its internal growth related to escalations on its triple-net lease portfolio, a full quarter’s effect of the $33.1 million annual increase in rent from its tenant Kindred Healthcare, Inc. (NYSE: KND) (“Kindred”) and lease termination fees. FFO per diluted common share, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), in the second quarter of 2007 increased 55 percent to $0.87, from $0.56 per diluted common share for the comparable 2006 period.

The Company’s second quarter 2007 normalized Funds Available for Distribution (“FAD”) rose 40 percent to $76.6 million, compared with $54.6 million in the second quarter of 2006. Normalized FAD per diluted common share in the second quarter of 2007 increased 25 percent to $0.65, from $0.52 per diluted common share for the comparable 2006 period.

“We are pleased to report another quarter of industry-leading double-digit FFO growth as we continue to deliver excellent performance to our shareholders,” Ventas Chairman, President and Chief Executive Officer Debra A. Cafaro said. “We are benefiting from our strategy of building a high-quality, diverse and productive portfolio of healthcare and seniors housing assets that we believe will position the Company for long-term growth and success, supported by our business’s strong supply/demand fundamentals.

“During the quarter, we completed the acquisition of 78 high-quality, private-pay Sunrise senior living communities and sold 22 underperforming Kindred assets for a substantial gain,” Cafaro added. “The Sunrise integration is going well, with the communities performing in line with our expectations and trending positively. We have fully repaid our bridge facility and we have a strong balance sheet and excellent liquidity.”

- MORE -

Ventas Reports Second Quarter Earnings

August 8, 2007

In the quarter ended June 30, 2007, the Company had 117.8 million weighted average diluted common shares outstanding, compared to 104.4 million weighted average diluted common shares outstanding a year earlier. The Company had 133.5 million fully diluted common shares outstanding on June 30, 2007.

Normalized FFO for the six months ended June 30, 2007 was $154.2 million, or $1.37 per diluted common share, a 32 percent increase from $117.0 million, or $1.12 per diluted common share, for the comparable 2006 period.

Normalized FFO for the three and six months ended June 30, 2007 excludes the net benefit (totaling $20.2 million and $25.9 million, respectively) of gains from merger-related currency transactions and income taxes, as well as a gain on the sale of securities, offset by merger-related costs (including fees for bridge financing and transitional expenses).

SUNRISE PORTFOLIO

The Company’s senior living portfolio acquired from Sunrise Senior Living Real Estate Investment Trust (“Sunrise REIT”) and managed by Sunrise Senior Living, Inc. (NYSE: SRZ) (“Sunrise”) contains 78 communities, including the recently opened and acquired Staten Island community. Ventas owns 100 percent of 18 of these communities and has a partnership share of between 75 percent and 85 percent in the remaining 60 communities. Ventas’s partnership share of Net Operating Income after management fees (“NOI”) was $17.9 million for those 78 communities for May and June 2007. Total community NOI was $20.8 million for the same two-month period. Ventas also reported five days of April 2007 Sunrise property operations in its financial statements and FFO results for the period ended June 30, 2007.

Ventas’s share of NOI was $18.0 million during May and June 2007 for the 72 Sunrise communities that are considered “stabilized” (i.e., open for at least four full quarters, or having achieved 95 percent occupancy). Total community NOI for the stabilized assets totaled $21.0 million for the same two month period.

Average occupancy for these 72 stabilized communities was 92.3 percent. Occupancy has been trending positively since the end of the second quarter and was 93.6 percent at the beginning of August 2007, as Sunrise management has implemented targeted programs to increase occupancy at its communities.

Ventas’s Sunrise portfolio contains six additional newly developed communities that are in lease up. These properties are expected to deliver stabilized unlevered yields of between 9 percent and 9.5 percent. Ventas’s share of NOI at the development assets was ($0.2 million) during May and June 2007. The approximately ($0.01) per diluted share negative FFO impact of these communities has been included in normalized FFO and the full FFO impact of these six communities will be included in normalized FFO going forward. These assets collectively are expected to become accretive to earnings by early 2008.

GAAP NET INCOME

Net income available to common stockholders for the quarter ended June 30, 2007 was $174.6 million, or $1.48 per diluted common share, after discontinued operations of $134.7 million, compared with net income for the quarter ended June 30, 2006 of $29.3 million, or $0.28 per diluted common share, after discontinued operations of $1.7 million.

Net income available to common stockholders for the six months ended June 30, 2007 was $219.7 million, or $1.96 per diluted common share, after discontinued operations of $135.6 million, compared with net income for the six months ended June 30, 2006 of $58.4 million, or $0.56 per diluted common share, after discontinued operations of $3.1 million.

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

SECOND QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•

Ventas amended its $600 million unsecured bank credit facility to provide the Company with improved terms, including the addition of a $150 million “accordion” feature. Pricing remains at its current rate of 75 basis points over LIBOR, and the Company does not expect to record any material charges or expenses in connection with the amendment.

•

Ventas completed its acquisition of interests in 77 seniors housing communities from Sunrise REIT on April 26, 2007, and acquired an 80 percent interest in a newly constructed Sunrise Mansion located in Staten Island, New York in June 2007, all for approximately $2 billion. The 78 seniors housing communities were primarily developed by, and are all managed by, Sunrise. The Staten Island seniors housing community contains 78 units, capacity for 100 residents, and was 79 percent occupied at the beginning of August 2007.

•

Ventas raised approximately $1.05 billion of net cash proceeds through the issuance and sale of 26.9 million shares of its common stock at $40.50 per share in May 2007. Ventas used the net proceeds of the offering to repay in full and redeem the Company’s acquisition facility drawn to acquire the Sunrise REIT assets. Accordingly, at June 30, 2007, the Company did not have any preferred stock or bridge loan outstanding.

•

In July 2007, Ventas purchased two seniors housing communities for $18.5 million. The communities are located in Georgia and Indiana, contain 134 units and are leased by Senior Care, Inc. (“Senior Care”). The assets are encumbered with HUD mortgage debt in the aggregate principal amount of $9.0 million with a fixed interest rate of 5.65 percent. The initial cash yield on the acquisition is 7.3 percent, and the Company expects to receive annual rent escalations of between 3 percent and 5 percent, depending on changes in the Consumer Price Index (CPI), contingent upon attainment of certain revenue parameters by the tenant. The rental payments are guaranteed by Senior Care.

•

Ventas sold 22 underperforming healthcare assets to Kindred for an aggregate purchase price of $171.5 million. Ventas recognized a gain of $129.5 million on its asset sales in the second quarter. The assets sold to Kindred are located in 15 states and include 21 skilled nursing facilities and one long-term acute care hospital. The Company also received a $3.5 million lease termination fee.

•

The Company successfully transitioned operations at its Samaritan Hospital in Lexington, Kentucky to the University of Kentucky (UK), which will lease the hospital from Ventas for rent totaling $2.8 million per year. Ventas acquired the hospital in early 2005 for $21.4 million. Under the new arrangement, Ventas has the right to sell the hospital to UK, and UK has the option to acquire the hospital from Ventas, for $35 million.

•	With this acquisition and divestiture activity:

•	annualized revenue from Kindred represents approximately 29 percent of the Company’s annualized total revenues;

•	annualized revenue from private-pay, non-government-reimbursed assets represents approximately two-thirds of the Company’s annualized total revenues, computed on the same pro forma basis;

•

annualized revenue from the Company’s operating assets, where rent is paid directly from residents of the Company’s operating seniors housing communities and medical office building tenants constitutes approximately 42 percent of its annualized total revenues, computed on the same pro forma basis;

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

•	assets leased to Kindred represent less than 15 percent of the Company’s total real estate assets (measured on a gross book value basis) on its consolidated balance sheet; and

•	annualized revenue for the above computations is determined by excluding the Company’s partner’s share in revenue in the numerator and the denominator.

•

The 203 skilled nursing facilities and hospitals leased by the Company to Kindred produced EBITDARM (earnings before interest, taxes, depreciation, amortization, rent and management fees) to actual cash rent coverage of 2.3 times for the trailing twelve-month period ended March 31, 2007 (the latest date available).

•

The Company has given notice under its existing Fixed Price Purchase Agreement with Sunrise that it intends to acquire an 80 percent interest in Thorne Mills on Steeles senior living community in Ontario for $49.7 million during the third quarter of 2007. The Steeles community contains 229 units and capacity for 256 residents. It is a private-pay, high-rise, independent living community designed for the affluent senior market that contains separate floors specially designed for independent living, assisted living and Alzheimer’s care. It provides a full range of amenities and services including atrium indoor pool, state-of-the-art spa, piano bar, theatre, country store, Internet cafe and indoor parking. In addition, the community will provide specialized care to residents with early signs of dementia in Sunrise’s own Terrace Club, a first in Ventas’s Canadian portfolio. The Steeles community is expected to open, and residents are expected to begin moving in, during September 2007. Pre-leasing activity at the Steeles community has been strong, and the property is expected to produce positive NOI by late 2008. Stabilization of the asset is expected to occur in early 2011. The expected unlevered yield on stabilization should approximate 8.5 percent, and the Company expects the acquisition to result in dilution of ($0.02-$0.03) per diluted share during the second half of 2007. This dilution will be included in the Company’s normalized FFO results. There can be no assurance regarding the timing, closing or performance of this proposed acquisition.

•	In June 2007, the Ventas Board of Directors elected Debra A. Cafaro as Chairman of the Board for a new one-year term and Douglas Crocker II as Presiding Director.

•	Ventas was ranked as one of the top ten best performing REITs in the MSCI US REIT Index for the five-year period ended June 30, 2007, with annual total shareholder return of 30.2 percent.

•	Ventas will file its Form 10-Q for the quarter ended June 30, 2007 on August 9, 2007.

•

Supplemental information regarding Ventas’s portfolio of 513 healthcare and seniors housing assets is available on the Company’s website under the “For Investors” section or at www.ventasreit.com/investors/supplemental.asp.

VENTAS INCREASES NORMALIZED FFO GUIDANCE FOR 2007 AND NARROWS RANGE

Ventas currently expects its 2007 normalized FFO to be between $2.60 and 2.67 per diluted share, excluding Sunrise REIT merger-related benefits and costs, assuming only the Company’s announced acquisitions and divestitures, but excluding additional acquisition, divestiture and joint venture activity. As previously disclosed, included within the Company’s 2007 normalized FFO range is approximately $7 million to $8 million, or $0.06 per diluted share, of non-cash equity compensation. For 2006, Ventas reported normalized FFO per diluted share of $2.44.

The Company’s normalized FFO guidance for all periods assumes that all of the Company’s tenants and borrowers continue to meet all of their obligations to the Company. In addition, the Company’s normalized FFO

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

guidance (and related U.S. generally accepted accounting principals (“GAAP”) earnings projections) excludes (a) gains and losses on the sales of assets, (b) the impact of future, unannounced acquisitions, divestitures (including pursuant to tenant options to purchase) and capital transactions, (c) merger-related benefits, costs and expenses that are not capitalized under GAAP, including transitional expenses, amortization of fees related to acquisition financing and costs, gains and losses for foreign currency hedge agreements, (d) the impact of any expenses related to asset impairment, the write-off of unamortized deferred financing fees, or additional costs, expenses or premiums incurred as a result of early debt retirement, (e) the non-cash effect of income tax benefits, and (f) dilution resulting from the Company’s convertible notes. The Company intends to provide investors with details regarding communities that are in development and lease up, including the NOI and FFO impact during lease up.

The Company’s guidance is based on a number of other assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

A reconciliation of the Company’s guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this press release. The Company may from time-to-time update its publicly announced guidance, but it is not obligated to do so.

SECOND QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on August 9, 2007, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being webcast live by CCBN and can be accessed at the Company’s website at www.ventasreit.com or www.earnings.com. An online replay of the webcast will be available at approximately 12:00 p.m. Eastern Time and will be archived for 30 days.

Ventas, Inc. is a leading healthcare real estate investment trust. At the date of this press release, Ventas owns 513 seniors housing and healthcare-related properties located in 43 states and two Canadian provinces. Its diverse portfolio includes 252 seniors housing communities, 197 skilled nursing facilities, 42 hospitals and 22 medical office and other properties. More information about Ventas can be found on its website at www.ventasreit.com.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, acquisitions, investment opportunities, merger integration, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update these forward-looking statements, which speak only as of the date on which they are made.

The Company’s actual future results and trends may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the Company’s plans or results include without limitation: (a) the ability and willingness of the Company’s operators, tenants, borrowers, managers and other third parties, as applicable, to meet and/or perform the obligations under their various contractual arrangements with the Company; (b) the ability and willingness of Kindred Healthcare, Inc. (together with its subsidiaries, “Kindred”), Brookdale Living Communities, Inc. (together with its subsidiaries, “Brookdale”) and Alterra Healthcare Corporation (together with its subsidiaries, “Alterra”) to meet and/or perform their obligations to indemnify, defend and hold the Company harmless from and against various claims, litigation and liabilities under the Company’s respective contractual arrangements with Kindred, Brookdale and Alterra; (c) the ability of the Company’s operators, tenants, borrowers and managers, as applicable, to maintain the financial strength and liquidity necessary to satisfy their respective obligations and liabilities to third parties, including without limitation obligations under their existing credit facilities; (d) the Company’s success in implementing its business strategy and the Company’s ability to identify, underwrite, finance, consummate and integrate diversifying

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

acquisitions or investments, including those in different asset types and outside the United States; (e) the nature and extent of future competition; (f) the extent of future or pending healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates; (g) increases in the Company’s cost of borrowing; (h) the ability of the Company’s operators and managers, as applicable, to deliver high quality services, to attract and retain qualified personnel and to attract residents and patients; (i) the results of litigation affecting the Company; (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete; (k) the Company’s ability to pay down, refinance, restructure and/or extend its indebtedness as it becomes due; (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement; (m) the Company’s ability and willingness to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations; (n) final determination of the Company’s taxable net income for the year ended December 31, 2006 and for the year ending December 31, 2007; (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants; (p) risks associated with the acquisition of Sunrise Senior Living REIT (“Sunrise REIT”), including the timely delivery of accurate property level financial results for the Company’s properties and the Company’s ability to timely and fully realize the expected revenues and cost savings therefrom; (q) factors causing volatility of revenues generated by the properties acquired in connection with the acquisition of Sunrise REIT, including without limitation national and regional economic conditions, costs of materials, energy, labor and services, employee benefit costs and professional and general liability claims; (r) the movement of U.S. and Canadian exchange rates; (s) year-over-year changes in the Consumer Price Index and the effect of those changes on the rent escalators, including the rent escalator for Master Lease 2 with Kindred, and the Company’s earnings; (t) the impact on the liquidity, financial condition and results of operations of the Company’s operators, tenants, borrowers and managers, as applicable, resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of the Company’s operators, tenants, borrowers and managers to accurately estimate the magnitude of such liabilities; and (u) the impact of the Sunrise Senior Living, Inc. strategic review process and accounting, legal and regulatory issues. Many of these factors are beyond the control of the Company and its management.

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2007, March 31, 2007, December 31, 2006, September 30, 2006 and June 30, 2006

(In thousands, except per share amounts)

	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	June 30, 2006
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
Assets
Real estate investments:
Land	$551,463	$359,104	$357,804	$300,384	$300,384
Buildings and improvements	5,500,868	3,386,697	3,350,033	2,801,301	2,801,550

	6,052,331	3,745,801	3,707,837	3,101,685	3,101,934

Accumulated depreciation	(718,342)	(692,402)	(659,584)	(627,800)	(598,644)

Net real estate property	5,333,989	3,053,399	3,048,253	2,473,885	2,503,290
Loans receivable, net	34,792	35,554	35,647	192,578	35,800

Net real estate investments	5,368,781	3,088,953	3,083,900	2,666,463	2,539,090
Cash and cash equivalents	30,138	—	1,246	1,935	1,932
Escrow deposits and restricted cash	99,058	80,039	80,039	52,818	51,227
Deferred financing costs, net	23,202	17,984	18,415	18,100	17,667
Notes receivable-related parties	2,126	2,484	2,466	2,518	2,501
Other	148,148	96,707	67,734	66,581	48,555

Total assets	$5,671,453	$3,286,167	$3,253,800	$2,808,415	$2,660,972

Liabilities and stockholders’ equity
Liabilities:
Senior notes payable and other debt	$3,284,642	$2,370,418	$2,329,053	$2,007,128	$1,882,909
Deferred revenue	10,219	7,607	8,194	8,780	9,374
Accrued dividend	—	—	41,949	—	—
Accrued interest	21,157	45,696	19,929	35,460	14,461
Accounts payable and other accrued liabilities	140,493	122,155	114,012	82,585	73,445
Deferred income taxes	309,215	30,394	30,394	30,394	30,394

Total liabilities	3,765,726	2,576,270	2,543,531	2,164,347	2,010,583

Minority interest	26,622	983	393	393	393
Commitments and contingencies

Stockholders’ equity:
Preferred stock, 10,000 shares authorized, unissued	—	—	—	—	—
Common stock, $0.25 par value; 133,366, 106,314, 106,137, 104,101 and 103,975 shares issued at June 30, 2007, March 31, 2007, December 31, 2006, September 30, 2006 and June 30, 2006, respectively	33,350	26,587	26,545	26,036	26,004
Capital in excess of par value	1,814,637	771,004	766,470	699,094	696,667
Accumulated other comprehensive income	9,482	914	1,037	1,569	1,449
Retained earnings (deficit)	21,636	(89,591)	(84,176)	(83,024)	(74,124)

Total stockholders’ equity	1,879,105	708,914	709,876	643,675	649,996

Total liabilities and stockholders’ equity	$5,671,453	$3,286,167	$3,253,800	$2,808,415	$2,660,972

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended June 30, 2007 and 2006

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues:
Rental income	$120,057	$95,525	$238,207	$188,540
Resident fees and services	71,400	—	71,400	—
Interest income from loans receivable	815	839	1,638	1,807
Interest and other income	1,450	372	1,699	713

Total revenues	193,722	96,736	312,944	191,060

Expenses:
Interest	55,148	32,417	94,679	63,942
Depreciation and amortization	57,994	28,498	90,800	56,356
Property-level operating expenses	50,407	654	51,348	1,276
General, administrative and professional fees (including non-cash stock-based compensation expense of $1,820 and $727 for the three months ended 2007 and 2006, respectively, and $3,834 and $1,485 for the six months ended 2007 and 2006, respectively)	8,023	6,287	15,604	12,918
Foreign currency gain	(18,575)	—	(24,361)	—
Loss on extinguishment of debt	—	1,273	—	1,273
Merger-related expenses	792	—	792	—

Total expenses	153,789	69,129	228,862	135,765

Income before income taxes, minority interest and discontinued operations	39,933	27,607	84,082	55,295
Income tax benefit	5,611	—	5,611	—

Income before minority interest and discontinued operations	45,544	27,607	89,693	55,295
Minority interest, net of tax	408	—	413	—

Income from continuing operations	45,136	27,607	89,280	55,295
Discontinued operations	134,661	1,651	135,623	3,097

Net income	179,797	29,258	224,903	58,392
Preferred stock dividends and issuance costs	5,199	—	5,199	—

Net income available to common stockholders	$174,598	$29,258	$219,704	$58,392

Earnings per common share:
Basic:
Income from continuing operations applicable to common shares	$0.34	$0.26	$0.76	$0.53
Discontinued operations	1.15	0.02	1.21	0.03

Net income available to common stockholders	$1.49	$0.28	$1.97	$0.56

Diluted:
Income from continuing operations applicable to common shares	$0.34	$0.26	$0.75	$0.53
Discontinued operations	1.14	0.02	1.21	0.03

Net income available to common stockholders	$1.48	$0.28	$1.96	$0.56

Weighted average shares used in computing earnings per common share:
Basic	117,419	103,884	111,763	103,818
Diluted	117,825	104,374	112,264	104,337

Dividends declared per common share	$0.475	$0.395	$0.950	$0.790

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	2007 Quarters		2006 Quarters
	Second	First	Fourth	Third	Second
Revenues:
Rental income	$120,057	$118,150	$113,408	$104,005	$95,525
Resident fees and services	71,400	—	—	—	—
Interest income from loans receivable	815	823	2,641	2,566	839
Interest and other income	1,450	249	1,888	285	372

Total revenues	193,722	119,222	117,937	106,856	96,736

Expenses:
Interest	55,148	39,531	38,582	34,019	32,417
Depreciation and amortization	57,994	32,806	31,972	29,025	28,498
Property-level operating expenses	50,407	941	1,168	727	654
General, administrative and professional fees (including non-cash stock-based compensation expense of $1,820, $2,014, $810, $751 and $727, respectively)	8,023	7,581	6,679	6,539	6,287
Foreign currency gain	(18,575)	(5,786)	—	—	—
Merger-related expenses	792	—	—	—	—
Rent reset costs	—	—	—	7,361	—
Reversal of contingent liability	—	—	—	(1,769)	—
Loss on extinguishment of debt	—	—	—	—	1,273

Total expenses	153,789	75,073	78,221	75,902	69,129

Income before income taxes, minority interest and discontinued operations	39,933	44,149	39,716	30,954	27,607
Income tax benefit	5,611	—	—	—	—

Income before minority interest and discontinued operations	45,544	44,149	39,716	30,954	27,607
Minority interest, net of tax	408	5	—	—	—

Income from continuing operations	45,136	44,144	39,716	30,954	27,607
Discontinued operations	134,661	962	1,081	1,287	1,651

Net income	179,797	45,106	40,797	32,241	29,258
Preferred stock dividends and issuance costs	5,199	—	—	—	—

Net income available to common stockholders	$174,598	$45,106	$40,797	$32,241	$29,258

Earnings per common share:
Basic:
Income from continuing operations applicable to common shares	$0.34	$0.42	$0.38	$0.30	$0.26
Discontinued operations	1.15	0.01	0.01	0.01	0.02

Net income available to common stockholders	$1.49	$0.43	$0.39	$0.31	$0.28

Diluted:
Income from continuing operations applicable to common shares	$0.34	$0.41	$0.38	$0.30	$0.26
Discontinued operations	1.14	0.01	0.01	0.01	0.02

Net income available to common stockholders	$1.48	$0.42	$0.39	$0.31	$0.28

Shares used in computing earnings per common share:
Basic	117,419	106,044	105,155	104,021	103,884
Diluted	117,825	106,775	105,667	104,568	104,374

Dividends declared per common share	$0.475	$0.475	$0.395	$0.395	$0.395

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2007 and 2006

(In thousands)

(Unaudited)

	2007	2006
Cash flows from operating activities:
Net income	$224,903	$58,392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	91,785	57,581
Amortization of deferred revenue and lease intangibles, net	(3,602)	(1,198)
Other amortization expenses	1,659	1,542
Stock-based compensation	3,834	1,485
Straight-lining of rental income	(8,606)	(9,864)
Gain on sale of assets (including amounts in discontinued operations)	(129,478)	—
Loss on bridge financing	2,550	—
Loss on extinguishment of debt	—	1,273
Deferred tax benefit	(5,611)	—
Other	(841)	(140)
Changes in operating assets and liabilities:
Increase in other assets	(9,646)	(3,459)
(Decrease) increase in accrued interest	(2,497)	43
Increase (decrease) in other liabilities	1,389	(468)

Net cash provided by operating activities	165,839	105,187
Cash flows from investing activities:
Net investment in real estate property	(1,228,351)	(63,978)
Proceeds from sale of assets	157,400	—
Proceeds from sale of securities	7,773	—
Proceeds from loans receivable	23,121	4,156
Capital expenditures	(1,202)	(233)
Other	340	4,712

Net cash used in investing activities	(1,040,919)	(55,343)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	156,200	167,000
Net change in borrowings under secured revolving credit facility	—	(89,200)
Issuance of bridge financing	1,230,000	—
Repayment of bridge financing	(1,230,000)	—
Proceeds from debt	8,315	2,074
Repayment of debt	(131,716)	(10,377)
Debt and preferred stock issuance costs	(4,300)	—
Payment of deferred financing costs	(5,403)	(2,901)
Purchase of foreign currency hedge	(8,489)	—
Issuance of common stock	1,045,979	—
Cash distributions to preferred stockholders	(3,449)	—
Cash distributions to common stockholders	(155,842)	(119,457)
Other	6,095	3,308

Net cash provided by (used in) financing activities	907,390	(49,553)

Net increase in cash and cash equivalents	32,310	291
Effect of foreign currency translation	(3,418)	—
Cash and cash equivalents at beginning of period	1,246	1,641

Cash and cash equivalents at end of period	$30,138	$1,932

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	2007 Quarters		2006 Quarters
	Second	First	Fourth	Third	Second
Cash flows from operating activities:
Net income	$179,797	$45,106	$40,797	$32,241	$29,258
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including amounts in discontinued operations)	58,352	33,433	32,421	29,651	29,111
Amortization of deferred revenue and lease intangibles, net	(2,998)	(604)	(603)	(611)	(595)
Other amortization expenses	549	1,110	933	778	772
Stock-based compensation	1,820	2,014	768	751	727
Straight-lining of rental income	(4,337)	(4,269)	(5,228)	(4,871)	(4,914)
Gain on sale of assets (including amounts in discontinued operations)	(129,478)	—	—	—	—
Loss on bridge financing	2,550	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	1,273
Realized gain on foreign currency hedge	5,786	—	—	—	—
Unrealized gain on foreign currency hedge	—	(5,786)	—	—	—
Reversal of contingent liability	—	—	—	(1,769)	—
Net gain on sale of securities	(864)	—	(1,379)	—	—
Deferred tax benefit	(5,611)	—	—	—	—
Other	(11)	34	(276)	904	37
Changes in operating assets and liabilities:
Decrease (increase) in other assets	6,931	(16,577)	(22,863)	(15,747)	(952)
(Decrease) increase in accrued interest	(28,245)	25,748	(15,531)	20,999	(20,175)
(Decrease) increase in other liabilities	(6,542)	7,931	31,445	10,485	1,505

Net cash provided by operating activities	77,699	88,140	60,484	72,811	36,047
Cash flows from investing activities:
Net investment in real estate property	(1,198,000)	(30,351)	(426,278)	—	(15,624)
Proceeds from sale of assets	157,400	—	—	—	—
Proceeds from sale of securities	2,701	5,072	—	—	—
Investment in loans receivable	—	—	(34,219)	(156,849)	—
Proceeds from loans receivable	23,011	110	191,167	88	86
Capital expenditures	(1,166)	(36)	(89)	(101)	(36)
Other	358	(18)	52	(17)	4,730

Net cash used in investing activities	(1,015,696)	(25,223)	(269,367)	(156,879)	(10,844)
Cash flows from financing activities:
Net change in borrowings under unsecured revolving credit facility	4,700	151,500	(15,300)	(94,700)	167,000
Net change in borrowings under secured revolving credit facility	—	—	—	—	(141,800)
Issuance of bridge financing	1,230,000	—	—	—	—
Repayment of bridge financing	(1,230,000)	—	—	—	—
Proceeds from debt	8,315	—	225,400	221,531	—
Repayment of debt	(14,446)	(117,270)	(3,087)	(2,620)	(7,690)
Debt and preferred stock issuance costs	(4,300)	—	—	—	—
Payment of deferred financing costs	(4,991)	(412)	(1,122)	(853)	(2,868)
Purchase of foreign currency hedge	—	(8,489)	—	—	—
Issuance of common stock	1,045,979	—	—	—	—
Cash distributions to preferred stockholders	(3,449)	—	—	—	—
Cash distributions to common stockholders	(63,371)	(92,471)	—	(41,141)	(41,074)
Other	3,116	2,979	2,303	1,854	1,695

Net cash provided by (used in) financing activities	971,553	(64,163)	208,194	84,071	(24,737)

Net increase (decrease) in cash and cash equivalents	33,556	(1,246)	(689)	3	466
Effect of foreign currency translation	(3,418)	—	—	—	—
Cash and cash equivalents at beginning of period	—	1,246	1,935	1,932	1,466

Cash and cash equivalents at end of period	$30,138	$-	$1,246	$1,935	$1,932

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

FUNDS FROM OPERATIONS, NORMALIZED FFO AND FUNDS AVAILABLE

FOR DISTRIBUTION

(In thousands, except per share amounts)

	2007 Quarters		2006 Quarters
	Second	First	Fourth	Third	Second
Net income available to common stockholders	$174,598	$45,106	$40,797	$32,241	$29,258
Adjustments:
Depreciation and amortization on real estate assets	57,827	32,209	31,172	28,544	28,356
Depreciation on real estate assets related to minority interest	(938)	—	—	—	—
Discontinued operations:
Gain on sale of real estate assets	(129,478)	—	—	—	—
Depreciation on real estate assets	203	609	612	612	613

FFO	102,212	77,924	72,581	61,397	58,227
Gain on foreign currency hedge	(18,528)	(5,786)	—	—	—
Preferred stock issuance costs	1,750	—	—	—	—
Bridge loan fee	2,550	—	—	—	—
Merger-related expenses	792	—	—	—	—
Gain on sale of securities	(864)	—	(1,379)	—	—
Deferred tax benefit	(5,856)	—	—	—	—
Rent reset costs	—	—	—	7,361	—
Reversal of contingent liability	—	—	—	(1,769)	—
Loss on extinguishment of debt	—	—	—	—	1,273

Normalized FFO	82,056	72,138	71,202	66,989	59,500

Straight-lining of rental income	(4,337)	(4,269)	(5,228)	(4,871)	(4,914)
Capital expenditures	(1,166)	(36)	(89)	(46)	(36)

FAD	$76,553	$67,833	$65,885	$62,072	$54,550

Per diluted share:
Net income available to common stockholders	$1.48	$0.42	$0.39	$0.31	$0.28
Adjustments:
Depreciation and amortization on real estate assets	0.49	0.31	0.30	0.27	0.27
Depreciation on real estate assets related to minority interest	(0.01)	—	—	—	—
Discontinued operations:
Gain on sale of real estate assets	(1.10)	—	—	—	—
Depreciation and amortization on real estate assets	0.00	0.01	0.01	0.01	0.01

FFO	0.87	0.73	0.69	0.59	0.56
Gain on foreign currency hedge	(0.16)	(0.05)	—	—	—
Preferred stock issuance costs	0.01	—	—	—	—
Bridge loan fee	0.02	—	—	—	—
Merger-related expenses	0.01	—	—	—	—
Gain on sale of securities	(0.01)	—	(0.01)	—	—
Deferred tax benefit	(0.05)	—	—	—	—
Rent reset costs	—	—	—	0.07	—
Reversal of contingent liability	—	—	—	(0.02)	—
Loss on extinguishment of debt	—	—	—	—	0.01

Normalized FFO	0.70	0.68	0.67	0.64	0.57

Straight-lining of rental income	(0.04)	(0.04)	(0.05)	(0.05)	(0.05)
Capital expenditures	(0.01)	(0.00)	(0.00)	(0.00)	(0.00)

FAD	$0.65	$0.64	$0.62	$0.59	$0.52

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO and FAD appropriate measures of performance of an equity REIT. The Company uses the NAREIT definition of FFO. NAREIT defines FFO as net income, computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. FAD represents normalized FFO excluding straight-line rental adjustments and capital expenditures.

FFO and FAD presented herein are not necessarily comparable to FFO and FAD presented by other real estate companies due to the fact that not all real estate companies use the same definitions. Neither FFO nor FAD should be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is FFO or FAD necessarily indicative of sufficient cash flow to fund all of the Company’s needs.

The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO and FAD should be examined in conjunction with net income as presented elsewhere in this press release.

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

Normalized FFO Guidance for the Period Ending December 31, 2007

The following table illustrates the Company’s normalized FFO guidance per diluted share for the period ending December 31, 2007.

	NEW GUIDANCE			PRIOR GUIDANCE
	For the Year Ending December 31, 2007			For the Year Ending December 31, 2007[1]
Net income	$2.26	-	$2.33	$2.13	-	$2.23
Adjustments:
Depreciation and amortization on real estate assets, depreciation related to minority interest and gain on sale of real estate assets, net	0.83	-	0.83	0.51	-	0.51

FFO	3.09	-	3.16	2.64	-	2.74
Merger-related items:
Gain on foreign currency hedge, gain on sale of securities, merger-related expenses and income tax benefit, net	(0.49)	-	(0.49)	(0.09)	-	(0.09)

Normalized FFO	2.60	-	2.67	2.55	-	2.65

Straight-lining of rental income and capital expenditures	(0.18)	-	(0.18)	(0.19)	-	(0.19)

FAD	$2.42	-	$2.49	$2.36	-	$2.46

[1]	Per guidance issued on May 8, 2007.

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

Net Debt to Pro Forma EBITDA

The following pro forma information considers the effect on net income, interest and depreciation of the Company’s investments and other capital transactions that were completed during the three months ended June 30, 2007, as if the transactions had been consummated as of the beginning of the period. The following table illustrates net debt to pro forma annualized earnings before interest, income taxes, depreciation and amortization (“EBITDA”) (dollars in thousands):

Pro forma net income for three months ended June 30, 2007	$174,929
Add back:
Pro forma interest (including discontinued operations)	59,335
Pro forma depreciation and amortization (including discontinued operations)	67,822
Stock-based compensation	1,820
Gain on foreign currency hedge and lease termination fee	(22,028)
Income tax benefit	(7,736)
Minority interest	563
Net gain on real estate disposals	(129,478)

Pro forma EBITDA	$145,227

Pro forma annualized EBITDA, including gain on foreign currency hedge and lease termination fee not annualized	$602,936

As of June 30, 2007:
Debt	$3,284,642
Cash	(30,138)
Restricted cash pertaining to debt	(9,570)

Net debt	$3,244,934

Net debt to pro forma EBITDA	5.4	x

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. The Company considers the net debt to pro forma EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance or as an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this press release.

-MORE-

Ventas Reports Second Quarter Earnings

August 8, 2007

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

As of June 30, 2007
2007	$29,729
2008	91,246
2009	641,008
2010	282,285
2011	302,718
Thereafter	1,923,224

Total maturities	3,270,210
Unamortized fair value adjustment	21,829
Unamortized discounts	(7,397)

Senior notes payable and other debt	$3,284,642

Sunrise’s pro rata share of total maturities is approximately $150 million.

-END-